Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL AFFIRMS CONFIDENCE IN PATENT LITIGATION

SAN DIEGO, Calif. (November 22, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care diagnostic tests, today announced its continued confidence in the strength of the Company’s ongoing patent litigation case against Inverness Medical Innovations, Inc. (Amex: IMA) and Applied Biotech, Inc. despite recent developments in the patent litigation in the U.S. District Court for the District of Massachusetts between various affiliates of Inverness Medical Innovations, Inc., Church & Dwight Co., Inc., and Acon Laboratories, Inc.  On November 19, 2004, following a trial on three specific challenges that Acon asserted to the validity of claims 7 and 19 of U.S. Patent 6,485,982 (the ‘982 patent), a jury found that Acon failed to meet its burden of proof on its three specific challenges.

“While Inverness Medical received a favorable jury verdict on the limited issues tried in its case against Acon Laboratories, there are important differences between Quidel’s ongoing patent suit against Inverness Medical and the Acon case,” said Caren Mason, president and chief executive officer of Quidel.

In that regard, Quidel noted the following:

•                  Quidel believes the ‘982 patent is invalid based on facts and defenses not presented in the Inverness-Acon trial and that it does not infringe the ‘982 patent.

•                  Unlike Acon, Quidel has its own lateral-flow patents which it is practicing, and Quidel has asserted its own claims for patent infringement against Inverness.

•                  The jury’s verdict that Acon failed to carry its burden of proof is not binding on Quidel.  (However, if Acon challenges or appeals the verdict and invalidates the ‘982 patent, Inverness would not be entitled to assert that patent against Quidel.)

•                  In the Acon trial, the jury considered only three specific challenges to the validity of the ‘982 patent, whereas Quidel will not limit the challenges it raises.

•                  Even with respect to the narrow issues addressed in the Acon trial, not all of the evidence relating to those issues was presented.

On February 20, 2004 Quidel filed a lawsuit in the U.S. District Court, Southern District of California for patent infringement against Inverness Medical Innovations, Inc. and Applied Biotech, Inc. (ABI) related to Quidel’s fundamental, lateral-flow technology.  Quidel is seeking a permanent injunction and damages relating to Inverness’ and ABI’s lateral-flow products, which Quidel believes infringe Quidel’s patented technology, and intends to seek a preliminary injunction against Inverness’ and ABI’s influenza test product.  Quidel’s lawsuit also seeks declaratory relief relating to certain U.S. patents owned or licensed by Inverness, including the ‘982 patent, and names Inverness Medical Switzerland GmbH and Armkel LLC (now Church & Dwight Co., Inc.) as defendants, in addition to Inverness Medical Innovations, Inc.  In response to Quidel’s actions against them, the Inverness parties and Church & Dwight have sued Quidel in the same court for infringement of lateral-flow patents that they own or license, and they are seeking a permanent injunction and damages, and have indicated that they intend to seek a preliminary injunction, against Quidel’s lateral-flow products.

In this regard, Ms. Mason added, “We are confident in the validity of our intellectual property and believe it is infringed by the defendants.  Quidel remains committed to defending its intellectual property and freedom to operate and will continue diligently in its efforts to seek damages and injunctive relief against Inverness and ABI, as well as declaratory relief that certain patents acquired and licensed by Inverness are invalid and unenforceable and are not infringed by Quidel’s products.”

Additional information regarding the ongoing Quidel-Inverness actions may be found in Quidel’s SEC filings, including its most recently filed 10-Q.

About Quidel

Quidel Corporation is a worldwide company helping women and their families live healthy lives, through the discovery, development and manufacture and marketing of point of care

(POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s and family health in areas including reproduction, upper respiratory infections and other clinical conditions.  Its broad line of POC diagnostics includes influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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